Exhibit 99.h(50)

EXECUTION VERSION

Letter Amendment

August 20, 2021

Each of the Borrowers party to the Amended

Loan Agreement (as defined below) (the

“Borrowers”)

c/o Omar Tariq

Eleven Madison Avenue

New York, NY 10010

RE:	Eighteenth Amendment to the Credit Suisse Family of Funds $250,000,000 Committed Line of Credit

Ladies and Gentlemen:

State Street Bank and Trust Company (the “Bank”) has made available a $250,000,000 committed line of credit (the “Credit Line”) to each of the Borrowers, each acting on its own behalf or, as applicable, on behalf of each of its respective Funds as described in a letter agreement dated June 10, 2009, by and among the Borrowers and the Bank (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Existing Loan Agreement.

The Borrowers have requested, and the Bank has agreed, to amend the Credit Line on the terms and conditions contained herein. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, each of the Borrowers and the Bank hereby agree as follows:

1.              Defined Terms. For purposes hereof, the following terms have the following meanings when used herein:

“Added Text” means characters indicated textually in the same manner as the following example: double underlined text.

“Marked Loan Agreement” means the copy of the Existing Loan Agreement attached hereto as Annex A.

“Stricken Text” means characters indicated textually in the same manner as the following example: ~~stricken text~~.

2.	Amendments to Loan Documents

(a)            The Existing Loan Agreement is hereby amended to delete the Stricken Text and to add the Added Text, in each case as set forth in the Marked Loan Agreement (the Existing Loan Agreement, as so amended, the “Amended Loan Agreement”).

3.	Miscellaneous

(a)            Other than as amended herein, all terms and conditions of the Amended Loan Agreement and each of the other Loan Documents are ratified and affirmed as of the date hereof in order to give effect to the terms hereof and thereof. This Letter Amendment shall constitute a Loan Document for all purposes of the Amended Loan Agreement.

(b)            Each Borrower severally (and not jointly), for itself and severally (and not jointly) on behalf of each of its respective Funds, but not as to any other Borrower or Fund, represents and warrants as of the date hereof to the Bank as follows: (i) no Default or Event of Default with respect to such Borrower or any such Fund has occurred and is continuing on the date hereof under the Existing Loan Agreement after giving effect to the amendments herein contained; (ii) each of the representations and warranties of such Borrower, on behalf of each such Fund, contained in the Loan Documents is true and correct in all respects on and as of the date of this Letter Amendment (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); (iii) the execution, delivery and performance by such Borrower and each such Fund of each of this Letter Amendment and of the other Loan Documents, as amended hereby (collectively, the “Amended Loan Documents”): (1) are, and will be, within such Borrower’s or such Fund’s power and authority, (2) have been authorized by all necessary trust or corporate proceedings, as the case may be, of such Borrower, (3) do not, and will not, require the consent of any shareholders or other equity holders of such Borrower or such Fund or the approval or consent of, or any notice to or filing with, any governmental authority, other than those which have been received or made, (4) will not contravene any provision of, or exceed any limitation contained in, the certificate or articles of incorporation, agreement and declaration of trust, by-laws and/or other organizational documents of such Borrower or such Fund or its Prospectus or any judgment, decree or order or any law, rule or regulation applicable to such Borrower or such Fund, including, without limitation, the Investment Company Act, (5) are, and will be, in compliance with Regulations T, U and X and the Investment Company Act, (6) do not and will not constitute a violation of, or a default under, any other agreement, order or undertaking binding on such Borrower or such Fund, and (7) do not require the consent or approval of any obligee or holder of any instrument relating to any Other Indebtedness of such Borrower or such Fund or the consent or approval of any other party other than for those consents and approvals which have been received; and (iv) each of the Amended Loan Documents constitutes the legal, valid, binding and enforceable obligation of such Borrower, on behalf of its respective Funds, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(c)            Upon receipt of a fully executed copy of this Letter Amendment, this Letter Amendment shall be deemed to be an instrument under seal and an amendment to the Loan Documents to be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

(d)            This Letter Amendment may be executed in counterparts each of which shall be deemed to be an original document.

(e)            Delivery of an executed counterpart of a signature page of this Letter Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Letter Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Letter Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Bank to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, each Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation between the Bank and such Borrower, electronic images of this Letter Amendment or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

[Remainder of Page Intentionally Left Blank]

If the foregoing is acceptable to you, please have an authorized officer of each Borrower execute this Letter Amendment below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Paul Koobatian
Name:	Paul Koobatian
Title:	Vice President

Acknowledged and Accepted:

CREDIT SUISSE COMMODITY STRATEGY FUNDS, for itself and on behalf of each of its Funds

By:	/s/ Omar Tariq
Name:	Omar Tariq
Title:	Chief Financial Officer and Treasurer

CREDIT SUISSE OPPORTUNITY FUNDS, for itself and on behalf of each of its Funds

By:	/s/ Omar Tariq
Name:	Omar Tariq
Title:	Chief Financial Officer and Treasurer

CREDIT SUISSE TRUST, for itself and on behalf of each of its Funds

By:	/s/ Omar Tariq
Name:	Omar Tariq
Title:	Chief Financial Officer and Treasurer

Signature page to Eighteenth Amendment to the Credit Suisse Family of Funds Committed Line of Credit

Annex A

[See attached]

June 10, 2009

Each of the Borrowers listed

on Appendix I hereto

Eleven Madison Avenue

New York, NY 10010

Attention: Omar Tariq, Chief Financial Officer and Treasurer

RE:     Credit Suisse Family of Funds Line of Credit

Ladies and Gentlemen:

State Street Bank and Trust Company (the “Bank”) has previously made available a $50,000,000 committed unsecured revolving line of credit to the investment management companies comprising the Credit Suisse Family of Funds (each, an “Existing Borrower”) listed in the Appendix I attached to a loan agreement dated June 16, 2004 by and among the Existing Borrowers, for themselves or on behalf of certain portfolio series thereof, and the Bank (as amended prior to the date hereof, the “Existing Loan Agreement”).

The parties hereto have agreed to amend and restate the Existing Loan Agreement in its entirety as set forth below. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Bank is pleased to make available a $250,000,000 committed unsecured revolving line of credit (the “Committed Line”) to each of the investment companies registered under the Investment Company Act listed on Appendix I attached hereto (each, a “Borrower”), each acting on behalf of its respective Funds as specified from time to time on Appendix I hereto, on the following terms and conditions:

I.              Committed Line

1.              Term. The Committed Line shall expire on March 4, 2022 (the “Expiration Date”), unless extended by mutual agreement of the Bank and the Borrowers or, with respect to any Fund, terminated by a Borrower on behalf of such Fund as provided herein. A Borrower on behalf of a Fund may terminate the Committed Line with respect to such Fund upon three (3) days prior written notice and payment of all outstanding principal, interest, fees, costs, expenses and other amounts owing by such Fund to the Bank hereunder on the effective date of termination.

Credit Suisse Family of Funds

June 10, 2009

2.              Notice and Manner of Borrowings. Subject to the terms and conditions hereof, the Bank shall make revolving loans to a Borrower on behalf of any Fund under the Committed Line (each such loan, a “Loan”); provided that, in each case after giving effect to the requested Loan, (i) the aggregate outstanding Indebtedness for borrowed money of such Fund (including, but not limited to, the aggregate principal amount of all Loans outstanding to such Fund, the aggregate principal amount of loans outstanding to such Fund, if any, under the Uncommitted Credit Facility or overdrafts made by the Custodian and outstanding to such Fund) shall not exceed the Maximum Amount applicable to such Fund, (ii) the aggregate principal amount of Loans outstanding to such Fund hereunder shall not exceed (A) in the case of all Funds other than Credit Suisse Floating Rate High Income Fund, $125,000,000 and (B) in the case of Credit Suisse Floating Rate High Income Fund, the Committed Line Amount, and (iii) the aggregate principal amount of all Loans outstanding to (A) all Borrowers on behalf of all Funds hereunder, other than the High Commitment Borrower, shall not exceed $125,000,000 and (B) the High Commitment Borrower hereunder shall not exceed the Committed Line Amount. Each request for a Loan hereunder, shall be made in writing by any Borrower on behalf of a Fund by delivering a completed loan request in the form of Exhibit B attached hereto and such other information or documentation as the Bank may reasonably request. Each such Loan request shall be made by any Borrower on behalf of a Fund and received by the Bank not later than 3:00 p.m., Boston time, on the Business Day on which such Loan is to be made. Each Loan request hereunder shall be deemed to be a confirmation by the applicable Borrower on behalf of the applicable Fund that no Default or Event of Default has occurred and is continuing hereunder with respect to the Fund, that the representations and warranties of the Borrower on behalf of the Fund described below remain true and correct, and that no borrowing limitations applicable to the Fund or the Committed Line (including those set forth in clauses (i) through (iii) of the proviso above in this Section) will be exceeded after giving effect to the requested Loan, each of which shall be a precondition to the making of any Loan hereunder.

3.              Evidence of Indebtedness. (a) The Loans made by the Bank to the Borrowers shall be evidenced by one or more loan accounts or records maintained by the Bank in the ordinary course of business. Each Borrower, on behalf of its respective Funds, irrevocably authorizes the Bank to make or cause to be made, at or about the date of each Loan to such Borrower or at the time of receipt of any payment of principal of each such Loan, an appropriate notation on its loan accounts or records, including computer records, reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth in any such loan accounts or records, including any computer records, maintained by the Bank with respect to the Loans made by it shall, absent manifest error, constitute prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such loan account or record shall not limit or otherwise affect the obligation of each of the Borrowers, on behalf of each of its respective Funds, hereunder or under the other Loan Documents to make payments of principal of and interest on the Loans when due.

(b)            Each Borrower hereby agrees that, upon request of the Bank, such Borrower shall promptly execute and deliver to the Bank, a promissory note (as amended, supplemented or otherwise modified, the “Note”) substantially in the form of Exhibit A attached hereto, payable to the Bank in an amount equal to (A) in the case of all Borrowers on behalf of all Funds hereunder, other than the High Commitment Borrower, $125,000,000 and (B) in the case of the High Commitment Borrower, the Committed Line Amount or, if less, the aggregate unpaid principal amount of the Loans, plus interest thereon as provided below, which shall evidence the Loans in addition to such records.

(c)            In recognition of the Bank now evidencing the Loans by one or more loan accounts or records maintained by the Bank in the ordinary course of business in accordance with Section I(3)(a), after the effectiveness of the Letter Amendment, dated as of March 6, 2020, by and among the Bank and the Borrowers signatory thereto, and the Bank shall return to the Borrowers, if requested, the Amended and Restated Promissory Note, dated March 11, 2016, made by one or more of the Borrowers and payable to the Bank in its possession as of March 6, 2020 (the “Existing Note”), marked “Cancelled”. The cancellation of the original Existing Note shall not be deemed to evidence the repayment or satisfaction of any existing Loans or related Obligations, all of which shall thereafter be evidenced by one or more loan accounts or records maintained by the Bank as so described in Section I(3)(a) or, if requested by the Bank under Section I(3)(b), the Note.

Credit Suisse Family of Funds

June 10, 2009

4.             Interest Rate. Principal on each outstanding Loan shall bear interest at a variable rate per annum equal to the Overnight Rate plus the Applicable Margin. Interest on each Loan shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Following the occurrence of an Event of Default hereunder, unpaid principal on any Loan, and to the extent permitted by applicable law, unpaid interest on any Loan, shall thereafter bear interest, compounded monthly and payable on demand, until paid in full (after as well as before judgment) at a rate per annum equal to two percent (2%) above the rate otherwise applicable to such Loan hereunder.

5.              Payments and Prepayments; Recourse.

(a)       Each of the Borrowers, on behalf of its respective Funds, hereby promises to pay accrued interest on all Loans monthly in arrears on the fifteenth (15th) day of each month; provided, however, that in each such case if such day on which interest on any Loans is due is not a Business Day, interest shall be payable on the next preceding Business Day. Each of the Borrowers, on behalf of its respective Funds, hereby promises to repay the principal amount of each outstanding Loan, together with all accrued and unpaid interest thereon, upon the earliest of (i) 60 days following the date on which such Loan is made, (ii) the date on which such Loan becomes due pursuant to Section II(4) below following the occurrence of an Event of Default, or (iii) the Expiration Date, provided that no Borrower may have one or more Loans outstanding hereunder with respect to any one Fund for a period in excess of 60 consecutive calendar days. Each of the Borrowers, on behalf of each of its respective Funds, further covenants and agrees to immediately repay (1) the outstanding aggregate principal amount of any Indebtedness for borrowed money of any such Fund at any time (including the then outstanding aggregate principal amount of all Loans to such Fund, the aggregate principal amount of loans outstanding to such Fund, if any, under the Uncommitted Credit Facility or overdrafts made by the Custodian and outstanding to such Fund) to the extent such amount exceeds the Maximum Amount applicable to such Fund at such time, and (2) any amount by which the then outstanding aggregate principal amount of all Loans to any such Fund at any time exceeds (A) in the case of all Funds other than Credit Suisse Floating Rate High Income Fund, $125,000,000 and (B) in the case of Credit Suisse Floating Rate High Income Fund, the Committed Line Amount, in each case upon the earlier to occur of such Borrower first becoming aware of any such circumstance or demand by the Bank. Each of the Borrowers, on behalf of each of its respective Funds having Loans outstanding at any time, further covenants and agrees that it shall make such repayments of the Loans outstanding to each such Fund at any time to the extent required such that the then outstanding aggregate principal amount of all Loans (A) to all Funds, hereunder, other than Credit Suisse Floating Rate High Income Fund, shall at no time exceed $125,000,000 and (B) to Credit Suisse Floating Rate High Income Fund shall at no time exceed the Committed Line Amount, in each case upon the earlier to occur of such Borrower first becoming aware of any such circumstance or demand by the Bank. Loans may be prepaid at the option of the Borrowers without penalty or premium, and any amounts prepaid may be reborrowed subject to the terms hereof.

Credit Suisse Family of Funds

June 10, 2009

(b)            All payments by the Borrowers on behalf of their respective Funds hereunder and under any of the other Loan Documents shall be made not later than 2:00 p.m. Boston time on the date due in immediately available United States dollars at the Bank’s office at One Lincoln Street, Boston, Massachusetts 02111 or as otherwise directed in writing by the Bank. Each Borrower hereby authorizes and irrevocably directs the Bank, at the Bank’s option at any time upon and following the due date for payment by such Borrower of any amounts under the Loan Documents, and without any further notice to or consent of such Borrower, to debit any account(s) of such Borrower with the Bank and apply amounts so debited toward the payment of any such amounts due and owing by such Borrower under the Loan Documents. Notwithstanding such authorization and direction, each Borrower hereby further acknowledges and agrees that (i) the Bank shall have no obligation to so debit any such account(s) and shall have no liability whatsoever to such Borrower for any failure to do so, and (ii) such Borrower shall fully retain the obligation under the Loan Documents to make all payments thereunder when due. All such payments by the Borrowers on behalf of their respective Funds hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless a Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon a Borrower with respect to any amount payable by it hereunder or under any of the Loan Documents, such Borrower will pay to the Bank, on the date on which such amount is due and payable hereunder or under the Loan Documents, such additional amount in United States dollars as shall be necessary to enable the Bank to receive the same net amount which the Bank would have received on such due date had no such obligation been imposed upon such Borrower. The applicable Borrower will deliver promptly to the Bank certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by such Borrower hereunder or under the Loan Documents.

(c)            The Bank and each of the Borrowers acknowledge and agree that the Bank shall look solely to the property of each respective Fund for the enforcement of any claim against such Fund. None of the trustees, officers, employees, agents or shareholders of any Borrower or any Fund assumes any personal liability for the obligations entered into by any Borrower on behalf of any Fund with respect to the Committed Line. In addition, the principal amount of any Loan, and accrued interest thereon, and any fees, costs, expenses, indemnities or other amounts payable in connection with or relating to any Fund or any Loan pursuant to this Agreement (other than any fees, costs, expenses, indemnities or other amounts payable to the Bank pursuant to the terms hereof not specific or identifiable to any Fund or Funds or any particular Loan), shall be paid or repaid solely from the assets of such Fund (or the Fund to which such Loan is made), and the Bank shall have no right of recourse or offset against the assets of any other Fund or any other series of any Borrower for such amounts. Each Fund shall be severally (and not jointly) liable to the Bank hereunder for fees, costs, expenses, indemnities or other amounts owed to the Bank pursuant to the terms hereof that are not specific or identifiable to any Fund or Funds or any particular Loan in accordance with such Fund’s ratable portion thereof based upon the relative Net Assets of each Fund at any time of determination or based upon such other method reasonably acceptable to the Bank as the board of directors or trustees of the respective Borrowers may determine upon prior written notice to the Bank.

Credit Suisse Family of Funds

June 10, 2009

6.             Use of Loan Proceeds. Proceeds of Loans may be used only (a) for temporary and emergency purposes consistent with the then current investment objectives and fundamental investment restrictions of the Fund on behalf of which a Loan is made, provided that each such Loan shall constitute an “Exempted Transaction” under Federal Reserve Regulation U, (b) to temporarily finance the purchase or sale of securities for prompt delivery if the Loan is to be repaid promptly in the ordinary course of business upon completion of such purchase or sale transaction or (c) to temporarily finance the redemption of the shares of an investor of the Fund on behalf of which a Loan is made. Each Loan shall be made in compliance with, and subject to, Federal Reserve Regulation U and no portion of any proceeds of any Loan shall be used directly or indirectly in violation of any provision of any statute, regulation, order or restriction applicable to the Bank, any Borrower or any Fund.

7.              Addition of Borrowers and Funds. With the prior written consent of the Bank in its sole discretion and in any event no more than once per calendar quarter, any Borrower may request the addition to the terms of this Agreement of (a) one or more open-end investment companies registered under the Investment Company Act as a Borrower hereunder or (b) any fund series of a Borrower. In no event will any such additional open-end management investment company or fund series be added to the terms of this Agreement if such open-end management investment company or fund series is advised or sub-advised by the Bank or an affiliate of the Bank. The addition of any such open-end management investment company or fund series shall be subject to consent by the Bank in its sole discretion and completion of an appropriate amendment to this Agreement and such other documentation as the Bank may require, including without limitation current prospectus and related information; corporate, trust or similar existence and authorization documentation; and appropriate legal opinions, in each case with respect to any proposed new Borrower or Fund as the Bank may require.

8.             Commitment Fee. The Borrowers shall pay to the Bank a commitment fee at the rate of 0.25% per annum on the unused portion of the Committed Line Amount. Such commitment fee shall accrue from and including the date hereof to but excluding the Expiration Date. The commitment fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Accrued commitment fees payable by the Borrowers hereunder shall be payable quarterly in arrears on the fifteenth (15th) day of each April, July, October and January for the immediately preceding calendar quarter and on the Expiration Date or any earlier date upon which the Committed Line hereunder may be terminated (including pursuant to Article II, Section 4 hereof upon the occurrence of an Event of Default).

9.              Fees. The Borrowers hereby severally agree to pay to the Bank on the date hereof their respective ratable portions (in accordance with Section I(5)(c) above) of a (i) $15,000 documentation fee and (ii) $10,000 renewal fee, each payable as a condition precedent to closing. Such fees shall be non-refundable and shall be deemed fully earned by the Bank on the date hereof.

Credit Suisse Family of Funds

June 10, 2009

10.            Additional Costs; Capital Adequacy. (a) If any new law, rule or regulation, or any change after the date hereof in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its applicable lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency in connection therewith issued, promulgated or enacted after the date hereof shall:

(i)          subject the Bank (or its applicable lending office) to any tax, duty or other charge with respect to the Loans, the Note or the Bank’s commitment hereunder, or shall change the basis of taxation of payments to the Bank (or its applicable lending office) of the principal of or interest on the Loans or any other amounts due under this Agreement or the Bank’s commitment hereunder, in each case, except for any tax on, or changes in the rate of tax on the overall net income of, or franchise taxes payable by, such Bank or its applicable lending office described in Section I(5)(b) above; or

(ii)         impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (or its applicable lending office) or shall impose on the Bank (or its applicable lending office) any other condition affecting the Loans, the Note or the Bank’s commitment hereunder; or

(iii)        impose on the Bank any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans or the Bank’s commitment hereunder;

and the result of any of the foregoing is to increase the cost to the Bank (or its applicable lending office) of making, funding, issuing, renewing, extending or maintaining any Loan or the Bank’s commitment hereunder, or to reduce the amount of any sum received or receivable by the Bank (or its applicable lending office) under this Agreement or under the Note with respect thereto, by an amount deemed by the Bank to be material, then, promptly upon demand by the Bank (and in any event within thirty (30) days after demand by the Bank) and delivery to the Borrowers of the certificate required by clause (c) of this Section I(9), each of the Borrowers, on behalf of its respective Funds, shall pay to the Bank its ratable portion (calculated in accordance with Section I(5)(c) above) of the additional amount or amounts as will compensate the Bank for such increased cost or reduction; provided, that the Borrowers shall not be liable for such compensation if the Bank is not generally charging such amounts to similarly situated borrowers under comparable credit facilities.

Credit Suisse Family of Funds

June 10, 2009

(b)            If the Bank shall determine that any change after the date hereof in any existing applicable law, rule or regulation or any new law, rule or regulation regarding capital adequacy or liquidity, or any change therein, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any new request or directive of general applicability regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency issued, promulgated or enacted after the date hereof, has or would have the effect of reducing the rate of return on capital of the Bank (or its parent corporation) as a consequence of the Bank’s obligations hereunder to a level below that which the Bank (or its parent corporation) could have achieved but for such law, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by the Bank to be material, then from time to time, promptly upon demand by the Bank (and in any event within thirty (30) days after demand by the Bank), each of the Borrowers, on behalf of its respective Funds, shall pay to the Bank its ratable portion (calculated in accordance with Section I(5)(c) above) of such additional amount or amounts as will compensate the Bank (or its parent corporation) for such reduction; provided, that the Borrowers shall not be liable for such compensation if the Bank is not generally charging such amounts to similarly situated borrowers under comparable credit facilities.

(c)            The Bank will promptly notify the Borrowers of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section. A certificate of the Bank claiming compensation under this Section and (i) setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, (ii) setting forth in reasonable detail the calculations used in determining such additional amount or amounts and (iii) certifying that the Bank is generally charging such amounts to similarly situated borrowers under comparable credit facilities, shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods. No Borrower shall be required to compensate Bank pursuant to this Section 9 for any increased costs or reductions incurred more than 180 days prior to the date that Bank notifies Borrowers of the event giving rise to such increased costs or reductions subject to compensation under this Section 9 and of Bank’s intention to claim compensation therefor; provided, that if the event giving rise to such increased costs or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d)           For the avoidance of doubt and notwithstanding anything herein to the contrary, for the purposes of this Section I(9), (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case for this clause (ii) pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

Credit Suisse Family of Funds

June 10, 2009

II.            General Loan Terms

1.              Covenants. Until all obligations of the Borrowers and their respective Funds with respect to the Committed Line have been paid in full and the Committed Line has been terminated, unless otherwise consented to in writing by the Bank, each of the Borrowers hereby covenants and agrees as follows for itself (where applicable) and on behalf of each of its respective Funds but not as to any other Borrower or Funds:

(a)         not to create, assume or suffer to exist any Indebtedness for borrowed money such that the outstanding principal amount of Indebtedness for borrowed money (including the aggregate principal amount of all Loans outstanding to such Fund and the aggregate principal amount of loans outstanding to such Fund, if any, under the Uncommitted Credit Facility or overdrafts made by the Custodian and outstanding to such Fund) of any one Fund at any time exceeds the Maximum Amount of such Fund;

(b)         not to issue any preferred stock or create, incur, assume, suffer to exist, or guarantee, any Indebtedness other than, to the extent permitted by the relevant Prospectus (i) Indebtedness owing to the Bank (including any Indebtedness hereunder and any Indebtedness under the Uncommitted Credit Facility); (ii) Indebtedness owing to the Custodian of any Borrower or Fund incurred in connection with such custody relationship; (iii) other Indebtedness existing as of the date of this Agreement and disclosed on Exhibit C hereto; (iv) preferred stock or Indebtedness issued or incurred with the prior written consent of the Bank; (v) other Indebtedness incurred in the ordinary course of any Borrower’s or Fund’s business in connection with portfolio investments and investment techniques permissible under the Investment Company Act (and not for the primary purpose of borrowing money) approved by the Board of Trustees or Directors of such Fund and permitted by the provisions of such Fund’s Prospectus or registration statement, but only to the extent such Indebtedness is reflected as a liability in the calculation of such Borrower’s or Fund’s Adjusted Net Assets;

(c)         not to create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien, hypothecation, or other charge or encumbrance upon any of its assets or properties, or enter into any agreement preventing it from encumbering any such assets or properties other than, to the extent permitted by the relevant Prospectus (i) those in favor of the Bank or its affiliates or subsidiaries; (ii) those existing on the date hereof and described on Exhibit D hereto; (iii) those in favor of the Custodian of any Borrower or Fund securing Indebtedness permitted by Section II(1)(b)(ii) above; (iv) those for which the Bank has given its prior written consent; (v) those arising in the ordinary course of any Borrower’s or Fund’s business out of or in connection with portfolio investments and investment techniques securing Indebtedness permitted by Section II(1)(b)(v) above; and (vi) liens for taxes, fees, assessments and other governmental charges not yet due and payable and with respect to which reserves or other appropriate provisions as may be required by generally accepted accounting principles are being maintained;

Credit Suisse Family of Funds

June 10, 2009

(d)         to (i) duly observe and comply in all material respects with all applicable laws, including, without limitation, the Investment Company Act and any asset coverage and borrowing restrictions and restrictions on Indebtedness and extensions of credit contained therein and applicable to any Borrower or Fund, and applicable securities laws and regulations, in each case except to the extent that any failure to observe or comply could not reasonably be expected to have a Material Adverse Effect; (ii) pay all taxes and governmental charges prior to the time they become delinquent, unless such taxes or charges are being contested in good faith by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by generally accepted accounting principles are being maintained; (iii) maintain in full force and effect all licenses and permits necessary in any material respect for the proper conduct of its business; (iv) maintain its status as a management investment company registered under the Investment Company Act and its status as a regulated investment company under Subchapter M of the Internal Revenue Code; (v) operate in compliance with its declaration of trust, certificate or articles of incorporation, by-laws and/or other organizational documents, its Prospectus and all applicable investment policies and restrictions and agreements relating thereto; (vi)(1) not divide (provided that this clause (1) shall not prohibit any Borrower from creating any new portfolio series thereof), or (2) except for Permitted Mergers, not merge or consolidate with or into any entity or purchase all or substantially all of the assets or stock of any entity or sell or otherwise transfer all or any substantial portion of any Borrower’s or any Fund’s assets (other than the sale of portfolio assets in the ordinary course of business as described in its Prospectus) without the Bank’s prior written consent; (vii) not permit there to occur a change in the investment adviser from the Investment Adviser without the prior written consent of the Bank; (viii) not permit there to occur a change in the custodian of any Fund’s assets from the Custodian; (ix) not permit any change in the fundamental investment objectives or in the fundamental investment restrictions of any Borrower or Fund as described in its Prospectus, in any such case without the prior written consent of the Bank; (x) comply with all terms and provisions of all documents evidencing or securing any Indebtedness to or with the Bank and any other Indebtedness owing to any third party (“Other Indebtedness”); (xi) immediately notify the Bank of any event of default with respect to any Other Indebtedness and of any default under, or termination of, any agreement with the Custodian or with the Investment Adviser and provide to the Bank a copy of any notice or claim of any such default or termination; (xii) promptly notify the Bank of any material litigation or governmental proceeding or investigation commenced or threatened in writing against any Borrower or Fund, to the extent permitted by applicable law; and (xiii) immediately notify the Bank of the occurrence of any Default or Event of Default hereunder; (xiv) maintain with financially sound and reputable insurance companies insurance in such amounts and covering such risks as is consistent with sound business practice;

(e)         to permit the Bank or its representatives and agents to visit and inspect the properties of each Borrower and its respective Funds and to make copies or abstracts from such Borrower’s or Fund’s books and records at all such reasonable times and as often as may be reasonably desired;

(f)          to submit to the Bank: (i) within 60 days after the end of each semi-annual period in each fiscal year, each Borrower’s or Fund’s semi-annual or annual, as the case may be, financial statements, including a statement of assets, liabilities and investments as of the end of each such period in a form acceptable to the Bank and, in the case of annual statements, audited by PricewaterhouseCoopers LLP or by another certified public accountant firm reasonably satisfactory to the Bank; (ii) promptly, all proxy materials, reports to shareholders and other information delivered to shareholders of any Borrower or Fund; (iii) promptly, all material reports, documents or other information relating to the financial condition of any Borrower or Fund that are delivered to the United States Securities and Exchange Commission, including in any event, copies of any material change to any Prospectus or registration statement; (iv) prior to any Loan request or advance, and daily on each day during which any Loans shall have been outstanding, a certificate in the form attached as Exhibit B showing compliance with the borrowing limitations in Section I(2) above; and (v) such other financial statements and information as to each Borrower, Fund or the Investment Adviser as the Bank may reasonably request from time to time (all financial statements required hereunder to be prepared in accordance with generally accepted accounting principles consistently applied);

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(g)         execute and deliver such additional instruments and take such further actions as the Bank may from time to time reasonably request to effect the purpose of the Loan Documents and the Loans;

(h)         to submit to the Bank on or before the tenth day of each calendar month a status report in the form of Exhibit F hereof (a “Monthly Status Report”) reflecting the substance of any prospective change currently envisioned, in any Borrower or Fund, effecting any covenant or restrictions on the Borrowers and Funds elsewhere herein, including but not limited to a change in the name of a Borrower or Fund or the elimination of any Borrower or Fund as a party to this Agreement, whether by way of the Borrower’s or Fund’s closing or otherwise; provided that the foregoing notice requirement shall not be deemed to limit or modify the covenant and restrictions on the Borrowers and Funds elsewhere herein;

(i)          to not, directly or indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any activities or business of or with any Person, or in any country or territory that, at the time of such funding, is, or whose government is, the subject of Sanctions in violation of any Sanctions law, or (iii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise);

(j)          to maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by such Borrower, its Funds and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions; and

(k)         each of the Borrowers shall provide such documents and information requested by the Bank that are reasonably required in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies.

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Notwithstanding anything to the contrary in Sections II(1)(f) or (h) above (other than with respect to the certificate in the form of Exhibit B referred to in Section II(1)(f)(iv) being delivered in conjunction with any Loan request or advance), but without in any way limiting the rights of the Bank set forth therein, unless the Bank shall request paper copies of the financial and other information otherwise required to be furnished by the Borrowers to the Bank pursuant to Sections II(1)(f) or (h) above, the Borrower may deliver all such information (other than the certificate in the form of Exhibit B referred to in Section II(1)(f)(iv) being delivered in conjunction with any Loan request or advance) to the Bank in a printable format by electronic means. The Borrower may make such electronic delivery by: (i) sending such information as an electronic mail attachment to such electronic mail addresses as shall be designated by the Bank, as applicable; or (ii) notifying the Bank by electronic mail (to such electronic mail addresses as shall be designated by the Bank, as applicable) that the documents are available on a website accessible to the Bank and further indicating a website hyperlink directing the user directly to the referenced documents posted thereon; provided that such information shall be made available on or before the dates specified in such Section II(1)(f) or (h) above, as applicable. Nothing contained in this paragraph shall require the Bank to maintain copies of the financial and other information referred to in this paragraph, and the Bank shall be solely responsible for requesting physical delivery of such information, or maintaining any such information, as applicable. Each of the Borrowers, on behalf of its respective Funds, acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there may be confidentiality and other risks associated with such distribution. In no event shall the Bank or any of its officers, directors, employees, agents, advisors or representatives have any liability to the Borrowers or Funds for damages of any kind, including without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses arising out of the Borrowers’ transmission of communications through the internet.

2.              Representations and Warranties. Each of the Borrowers severally represents and warrants to the Bank, both as to itself (where applicable) and as to each of its respective Funds (but not as to any other Borrower or Fund) that:

(a)         each such Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; (ii) is registered as a management investment company under the Investment Company Act; (iii) is qualified as a regulated investment company within the meaning of the Internal Revenue Code; (iv) has all requisite power and authority to own its property and conduct its business as is now conducted and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (v) is in compliance with its declaration of trust, certificate or articles of incorporation, by-laws and/or other organizational documents and applicable law, including, without limitation, the Investment Company Act and Federal Reserve Regulations T, U and X, to the extent that any failure to observe or comply with such applicable law could not reasonably be expected to have a Material Adverse Effect; and (vi) has filed all required income tax returns and has paid all taxes due pursuant to such returns, and the charges, accruals and reserves on the books and records of such Borrower or Fund with respect to such taxes and charges are adequate;

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(b)         the execution, delivery and performance of each of the Loan Documents and the making of any Loan by the Bank to such Borrower, on behalf of its respective Funds, hereunder (i) are, and will be, within such Borrower’s or Fund’s power and authority; (ii) have been authorized by all necessary trust or corporate proceedings, as the case may be; (iii) do not, and will not, require the consent of any shareholders or other equity holders of such Borrower or Fund or approvals of any governmental authority, other than those which have been received; (iv) will not contravene any provision of, or exceed any limitation contained in, the certificate or articles of incorporation, declaration of trust, by-laws and/or other organizational documents of such Borrower or Fund or its Prospectus or any judgment, decree or order or any law, rule or regulation applicable to such Borrower or Fund, including, without limitation, the Investment Company Act; (v) are, and will be, in compliance with Federal Reserve Regulations T, U and X and the Investment Company Act; (vi) do not constitute a default under any other agreement, order or undertaking binding on such Borrower or Fund; and (vii) do not require the consent or approval of any obligee or holder of any instrument relating to any Other Indebtedness or any other party other than for those consents and approvals which have been received;

(c)         no portion of any proceeds of any Loan shall be used directly or indirectly in violation of any provision of any statute, regulation, order or restriction applicable to the Bank or any Borrower or Fund, including Federal Reserve Regulation U;

(d)         each of the Loan Documents constitutes the legal, valid, binding and enforceable obligation of each of the Borrowers, on behalf of its respective Funds, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles;

(e)          all financial statements of the Funds previously furnished to the Bank by any Borrower or Fund were prepared in accordance with generally accepted accounting principles and present fairly and completely the financial position of such Fund; since the date of the most recent audited financial statements furnished to the Bank prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, financial condition or business of any Borrower or any of its respective Funds; and each of the Borrowers has disclosed to the Bank any and all facts which, to the best of such Borrower’s knowledge, after due inquiry, materially and adversely affect or could reasonably be expected to materially and adversely affect, the business, assets, operations or financial condition of such Borrower or any of its respective Funds or the ability of such Borrower or Fund to perform its obligations under the Loan Documents;

(f)          each of the Borrowers has good and marketable title to all its material properties, assets and rights of every name and nature purportedly owned by it on behalf of its respective Funds except for encumbrances permitted by Section II(1)(c) above;

(g)          there is no litigation, arbitration, proceeding or investigation pending or, to the best of each Borrower’s knowledge, overtly threatened against, such Borrower or any of its respective Funds or the Investment Adviser which could reasonably be expected to result in a Material Adverse Effect, except those described on Exhibit E attached hereto (as amended upon mutual agreement of the Bank and all the Borrowers);

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(h)         the shares of each Borrower and its respective Funds have been registered under the Securities Act of 1933 and are eligible for sale under applicable state and federal securities laws and regulations;

(i)          with regard to the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, collectively, as amended and in effect from time to time (“ERISA”), none of the Borrowers or their respective Funds is treated as a single employer with any other person under ERISA, and none has any liability with respect to any benefit arrangement, plan or multi-employer plan subject to ERISA;

(j)          none of the Borrowers or their respective Funds is an “Affiliated Person”, as defined in the Investment Company Act, of the Bank;

(k)         the Investment Adviser serves as investment adviser to each of the Funds, and the Custodian serves as custodian for the assets of each of the Funds;

(l)          each of the Borrowers and its respective Funds has complied with, and is in compliance with, the investment objectives and policies and investment restrictions set forth in its Prospectus; and

(m)        (i) none of any Borrower or Fund, any of such Borrower’s or Fund’s subsidiaries or any director, officer, employee, agent or affiliate of such Borrower, Fund or any of their subsidiaries is a Person that is, or is owned or controlled by Persons that are (x) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (y) located, organized or resident of a country, territory or region that is, or whose government is, the subject of Sanctions in violation of any Sanctions law; (ii) each Borrower and Fund has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by such Borrower and Fund and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and (iii) each Borrower, each Fund and their respective officers and employees and, to the knowledge of each Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

The making of each Loan hereunder to any Borrower on behalf of any Fund, shall be deemed to be a reaffirmation by such Borrower on behalf of such Fund, as to the representations and warranties contained in this Section II(2) and confirmation that no Default or Event of Default has occurred hereunder or will occur after giving effect to the making of such Loan.

3.       Default. It will be a default hereunder with respect to any Fund if any of the following events (each, an “Event of Default”) occurs with respect to such Fund, with respect to the Borrower acting on behalf of such Fund, or, as applicable, with respect to the Investment Adviser:

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(a)         such Borrower, acting on behalf of such Fund, fails (i) to pay when due any amount of principal of any Loan, whether on demand, at maturity, upon acceleration, pursuant to a mandatory repayment or prepayment provision hereof or otherwise, or (ii) to pay within three Business Days of when due any amount of interest on any Loan or any fees or expenses or other amounts payable under any of the Loan Documents; or

(b)         such Borrower or Fund (i) shall fail to perform any term, covenant or agreement contained in any of Sections II(1)(a)-(c), Sections II(1)(d)(iv)–(xiii), Section II(1)(f) or Sections II(1)(i)-(j) hereof; or (ii) shall fail to perform any term, covenant or agreement contained in any of the Loan Documents (other than those specified elsewhere in this Section II(3)) or a default or event of default occurs thereunder and, in the case of this clause (ii), such failure or default or event of default shall continue for a period of thirty (30) days; or

(c)         any material representation or warranty of such Borrower or Fund made in any of the Loan Documents or as an inducement for the Bank to make any Loan shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

(d)         such Borrower, acting on behalf of such Fund (i) fails to pay or perform when due any Obligation, whether now existing or hereafter arising, other than those referred to above in this Section II(3), or (ii) fails to pay at maturity, or within any applicable period of grace, any obligations for Other Indebtedness, or (iii) fails to observe or perform beyond any applicable grace period any term, covenant or agreement evidencing or securing such Other Indebtedness; or

(e)         such Borrower or Fund or the Investment Adviser (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) is generally not paying its debts as such debts become due; (iii) makes a general assignment for the benefit of its creditors; (iv) commences any case or proceeding under the Federal Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors; (v) fails to contest in a timely or appropriate manner, or acquiesces in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors; (vi) takes any actions under state, federal or other applicable law in order to commence the liquidation of the Borrower or Fund, (vii) takes any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing or (viii) discontinues its business; or

(f)          a proceeding or case shall be commenced against such Borrower or Fund or the Investment Adviser without the application or consent of such party, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets; or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code, against such Borrower or Fund or the Investment Adviser or action under the laws of the jurisdiction of incorporation or organization of such Borrower or Fund or the Investment Adviser similar to any of the foregoing shall be taken with respect to such Borrower or Fund or the Investment Adviser and shall continue unstayed and in effect for any period of 60 days; or

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(g)          a final judgment or final order for the payment of money is entered against such Borrower or Fund by any court of competent jurisdiction, or an execution or similar process is issued or levied against property of such Borrower or Fund, that in the aggregate exceeds 5% of the value of the Net Assets of such Borrower or Fund and such judgment, order, warrant or process is not within 30 days after entry thereof discharged or stayed pending appeal or is not discharged within 30 days after the expiration of such stay; or

(h)            there occurs a change in the business, assets or financial condition of such Borrower or Fund resulting in a Material Adverse Effect (which shall not include a decline in the Net Assets of such Fund resulting from redemptions by shareholders of such Fund or a decline in market value of securities held by such Fund); or

(i)             such Borrower or Fund shall challenge the validity or enforceability of any portion of any of the Loan Documents; or

(j)           any investment advisory agreement which is in effect on the date hereof relating to such Fund terminates, the Investment Adviser ceases to serve as the investment adviser for such Fund, or the Custodian ceases to serve as the custodian for such Fund’s assets, in each instance without the prior written consent of the Bank; or

(k)            such Borrower or Fund shall violate, or take any action that would result in a material deviation from, any of its fundamental investment policies or restrictions as in effect from time to time, including those as set forth in its Prospectus.

4.            Remedies. Upon the occurrence of an Event of Default described in Section II(3)(e) or (f), immediately and automatically; and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the Bank’s option and upon the Bank’s declaration:

(a)            the Committed Line established hereunder shall terminate with respect to the subject Fund;

(b)           the unpaid principal amount of the Loans to the Borrower on behalf of the subject Fund together with accrued and unpaid interest thereon, all fees, expenses and other Obligations, shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

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(c)            the Bank may exercise any and all rights it has under any of the Loan Documents and proceed to protect and enforce the Bank’s rights by any action at law, in equity or other appropriate proceeding as it relates to the subject Fund.

Each of the Borrowers, for itself and on behalf of each of its respective Funds, authorizes the Bank and State Street, in its capacity (when and as applicable as to each Fund) as the Custodian, during the continuance of an Event of Default to charge and setoff against any deposit account or other account maintained with either the Bank or the Custodian on behalf of such Borrower on behalf of each applicable Fund and apply the proceeds thereof against repayment of any unpaid Obligations of the Borrower on behalf of such Fund, as appropriate. In addition, State Street, in its capacity (when and as applicable as to each Fund) as the Custodian, is hereby directed by such Borrower on behalf of each of its respective Funds to dispose of such Fund’s assets as selected by the Investment Adviser to the extent necessary to repay all amounts due to the Bank from such Borrower on behalf of such Fund to the extent that the Obligations of such Borrower on behalf of such Fund have not been paid when due or if any other Event of Default has occurred. If the Investment Adviser does not select a sufficient amount of assets to repay all amounts due to the Bank from such Borrower on behalf of such Fund within a reasonable time, State Street, in its capacity (when and as applicable as to each Fund) as the Custodian, is hereby directed by such Borrower on behalf of such Fund, upon one day’s prior written notice to such Borrower on behalf of such Fund and its Investment Adviser, to dispose of such Fund’s assets to the extent necessary to repay all amounts due to the Bank from such Borrower on behalf of such Fund. The foregoing shall be deemed to be continuing and irrevocable “proper instructions” to the Custodian for all purposes under the applicable custody agreement between such Borrower on behalf of such Fund and the Custodian. The foregoing shall be in addition to any other rights or remedies the Bank and the Custodian may have against such Borrower on behalf of such Fund following the occurrence of an Event of Default hereunder.

No right of the Bank shall be exclusive of any other right of the Bank now or hereafter available under the Loan Documents, at law, in equity or otherwise, and no course of dealing or delay by the Bank in exercising any right shall operate as a waiver thereof or otherwise affect any rights or remedies of the Bank.

5.            Notices; Electronic Communications.

(a)            Except as provided in paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to a Borrower or the Fund, to it at the address at the beginning of this Agreement, Attention of: Omar Tariq or via facsimile at No: (520) 434-3719; and (ii) if to the Bank, to Paul Koobatian, Vice President, or Fund Finance Department Head at M/S SFC0310, State Street Bank and Trust Company, One Lincoln Street, Boston, Massachusetts 02111. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

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(b)            Notices made by a Borrower or Fund consisting of requests for loans or notices of repayments hereunder may be delivered or furnished by e-mail, facsimile or other electronic communication pursuant to procedures approved by the Bank, unless the Bank, in its discretion, notifies such Borrower otherwise. Communications transmitted by the Borrower or the Fund consisting of financial information permitted to be delivered by electronic means pursuant to the last paragraph of Section II(1) of this Agreement may be delivered or furnished by electronic means as provided in such Section. The Bank may, in its discretion, agree to accept other notices and communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Neither the Bank nor any of its directors, officers, employees, agents or affiliates shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Unless the Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed to have been given when received by the Bank and (ii) financial information posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)            Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto.

6.            Amendments and Waivers. No waivers shall be effective unless in writing. No right of the Bank shall be exclusive of any other right of the Bank now or hereafter available under the Loan Documents, at law, in equity or otherwise; or by statute or any other provision of law; and no course of dealing or delay by the Bank in exercising any right hereunder shall operate as a waiver thereof or otherwise affect any rights or remedies of the Bank. All amendments hereto must be in writing signed by all the Borrowers and the Bank.

7.            Assignments and Participations. No Borrower or Fund may assign or transfer or participate any of its rights under any of the Loan Documents without the prior written consent of the Bank. The Bank may assign or transfer its rights hereunder to any other person or entity with the prior consent of the relevant Borrower, on behalf of the relevant Fund, such consent not to be unreasonably withheld and such consent not being required during the continuance of an Event of Default. The Bank may also pledge or participate its rights hereunder to any Federal Reserve Bank or to any other person or entity without the consent of any Borrower or Fund; provided however, that no such person or entity taking solely a participation interest in any of the Obligations, without the consent of the relevant Borrower on behalf of the relevant Fund, shall have any rights with respect to such participation other than the right to vote on changes in interest, fees, line amount, principal payments, maturity or other payment dates, and any advance rates or borrowing limitations described herein.

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8.            Setoff. Any amounts owing from the Bank to any Borrower on behalf of any Fund including deposits (general or special, time or demand, provisional or final), may, at any time following the occurrence and during the continuance of an Event of Default, be set off and applied against the obligations of such Borrower, on behalf of such Fund, to the Bank.

9.            Expenses. Subject to the terms of Section I(5)(c) above, each of the Borrowers agrees, on behalf of each of its respective Funds, to pay on demand all reasonable expenses of the Bank in connection with the preparation, negotiation and closing of this Agreement and the other Loan Documents and all reasonable expenses of the Bank in connection with the amendment, waiver, default or collection of the Obligations to the Bank or in connection with the Bank’s exercise or enforcement, following an Event of Default, of any of its rights, remedies or options thereunder, including, without limitation, reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses; and the amount of all such expenses shall, to the extent not paid within thirty (30) days after written demand therefore by the Bank, bear interest at the rate applicable to the Loans (including any default rate) until paid in full. The provisions of this Section II(9) shall survive the repayment of the Obligations and the termination of the Uncommitted Line and this Agreement.

10.            Indemnification. Subject to the terms of Section I(5)(c) above, each of the Borrowers agrees, on behalf of each of its respective Funds (a) to indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement and the Note; and (b) to indemnify and hold harmless the Bank and its directors, officers, employees, agents and affiliates from and against any and all liabilities, losses, damages, costs, and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by the Bank in connection with any civil, investigative, administrative or judicial proceeding (whether or not the Bank shall be a designated party thereto) relating to or arising out of this Agreement or any of the other Loan Documents or any actual or proposed use of proceeds of any Loans hereunder, provided that the Bank shall not have the right to be indemnified hereunder for its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. To the extent permitted by applicable law, none of the Borrowers shall assert, and each of the Borrowers, on behalf of its respective Funds, hereby waives, any claim against the Bank or its directors, officers, employees, agents or affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any Loan or the use of proceeds thereof. The provisions of this Section II(10) shall survive the repayment of the Obligations and the termination of the Uncommitted Line and this Agreement.

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11.            Waiver of Jury Trial. Except as prohibited by law, neither any of the Borrowers or their respective Funds nor the Bank nor any assignee or successor of any of them, shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon or arising out of any of the Loan Documents. Neither any of the Borrowers or their respective Funds nor the Bank will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THE PROVISIONS HEREOF SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

12.            Jurisdiction. EACH OF THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH BORROWER AND FUND AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH BORROWER OR FUND BY MAIL AT THE ADDRESS SPECIFIED ABOVE. EACH BORROWER AND FUND HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

13.            Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original document, but all of which together shall constitute one and the same instrument.

14.            USA Patriot Act. The Bank hereby notifies each of the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow the Bank to identify the Borrowers in accordance with the Patriot Act.

15.            Definitions. Except as otherwise defined herein, all financial terms shall be defined in accordance with generally accepted accounting principles. The following defined terms as used herein shall have the following meanings:

“Adjusted Net Assets” shall mean, as applied to any Fund at any time, (a) Total Assets of such Fund, less (b) Total Liabilities (excluding Indebtedness for borrowed money) of such Fund at such time, less, ; (c) without duplication, the value of any assets segregated for the benefit of, or otherwise subject to any pledge, security interest, hypothecation or other lien or encumbrance in favor of, any party other than the Bank, and less (d) the aggregate amount invested by such Fund in subsidiaries of such Fund, if any. For purposes of calculating Adjusted Net Assets for any Fund, the amount of any liability included in Total Liabilities shall be equal to the greater of (i) the outstanding amount of such liability and (ii) the fair market value of all assets pledged or otherwise segregated to secure such liability.

Credit Suisse Family of Funds

June 10, 2009

“Agreement” shall mean this letter agreement and all appendices, exhibits and schedules attached hereto, as any of the same may be amended, restated, extended, replaced or otherwise modified and in effect from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or Fund from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means 1.25%.

“Bank” shall have the meaning given to such term in the preamble hereto.

“Borrower” shall have the meaning given to such term in the preamble hereto.

“Business Day” shall mean any day excluding Saturday and Sunday and excluding any other day which shall be in Boston, Massachusetts a legal holiday or a day on which banking institutions are required or authorized by law to close.

“Committed Line” shall have the meaning given to such term in the preamble hereto.

“Committed Line Amount” shall mean $250,000,000.

“Custodian” shall mean that person or entity serving as custodian of a Fund’s assets as appearing opposite such Fund’s name in the Appendix I hereto.

“Default” shall mean any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“ERISA” shall have the meaning given to such term in Section II(2)(i) hereof.

“Event of Default” shall have the meaning given to such term in Section II(3) hereof.

“Existing Borrower(s)” shall have the meaning given to such term in the preamble hereto.

“Existing Loan Agreement” shall have the meaning given to such term in the preamble hereto.

Credit Suisse Family of Funds

June 10, 2009

“Expiration Date” shall have the meaning given to such term in Section I(1) hereof.

“Fed Funds Business Day” shall mean any day upon which overnight federal funds transactions are conducted.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum calculated by the FRBNY, based on such day’s overnight federal funds transactions (as determined in such manner as the FRBNY shall set forth on its public website from time to time), as the federal funds effective rate (which rate is, in general, published by the FRBNY on the FRBNY Business Day immediately succeeding such day), provided that if such day is not a Fed Funds Business Day, then the Federal Funds Effective Rate shall be such rate as in effect on the Fed Funds Business Day immediately preceding such day, provided further that if the Federal Funds Effective Rate as so determined for any day would be less than zero, such rate for such day shall be deemed to be zero for all purposes of this Agreement.

“Fund” shall mean each of the respective fund series of the Borrowers from time to time listed on Appendix I hereto, if any, and if at any time any Borrower party hereto shall not have any fund series and shall be a party hereto and borrowing hereunder for itself and not on behalf of any such fund series, the term “Fund” shall also mean and refer to such Borrower in such capacity.

“FRBNY” shall mean the Federal Reserve Bank of New York, or any successor thereto that publishes the Federal Funds Effective Rate.

“FRBNY Business Day” shall mean each business day that is not included in the FRBNY’s holiday schedule.

“High Commitment Borrower” shall mean Credit Suisse Opportunity Funds, acting on behalf of Credit Suisse Floating Rate High Income Fund.

“Indebtedness” shall mean, as applied to any Borrower or Fund, all obligations, contingent and otherwise, which, in accordance with generally accepted accounting principles, should be classified upon a balance sheet as liabilities, or to which reference should be made by footnotes thereto, including, without limitation, in any event and whether or not so classified: (i) all debt and similar monetary obligations, whether direct or indirect; (ii) all guarantees, endorsements and other contingent obligations, whether direct or indirect, in respect of Indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor (whether by way of loan, stock purchase, capital contribution or otherwise), to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer of any letters of credit; and (iii) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, or with respect to which assets have been segregated, whether or not the liability secured thereby shall have been assumed, including without limitation, any cash or securities held or otherwise pledged as collateral in connection with any portfolio investments or investment techniques.

Credit Suisse Family of Funds

June 10, 2009

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, together with all related rules and regulations promulgated thereunder.

“Investment Adviser” shall mean Credit Suisse Asset Management, LLC, a Delaware limited liability company.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, together with all related rules and regulations promulgated by the United States Securities and Exchange Commission relating thereto.

“Loan” shall have the meaning given to such term in Section I(2) hereof.

“Loan Documents” shall mean this Agreement, the Note, if any, and any other documents executed in connection herewith, as any of the same may be amended, restated, extended, renewed, replaced or otherwise modified and in effect from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business condition (financial or otherwise), operations, performance or properties of a Borrower or Fund, (b) the rights or remedies of the Bank under the Loan Documents, or (c) the ability of a Borrower or Fund to perform its obligations under the Loan Documents.

“Maximum Amount” shall mean, at any time with respect to any Fund, the lesser of (a) the Specified Percentage of the Adjusted Net Assets of such Fund at such time, and (b) the maximum amount which such Fund is permitted to borrow (after taking into account all then outstanding Indebtedness) pursuant to its Prospectus, the Investment Company Act or any registration made thereunder, any vote of the shareholders of such Fund, any agreement of the applicable Borrower or such Fund with any foreign, federal, state or local securities division to which such Borrower or such Fund is subject, any other applicable agreement or document to which such Borrower or such Fund is a party or any law, rule or regulation applicable to such Borrower or such Fund.

“Net Assets” shall mean, with respect to any Fund at any time, the value of the Total Assets of such Fund at such time less the Total Liabilities of such Fund at such time.

“Note” shall have the meaning given to such term in Section I(3) hereof.

“Obligations” shall mean any and all obligations of each of the Borrowers, on behalf of each of its applicable Funds, to the Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, and including obligations to perform acts and refrain from taking action as well as obligations to pay money, in each case arising or incurred under any of the Loan Documents.

“Overnight Bank Funding Rate” shall mean, for any day, the rate per annum calculated by the FRBNY, based on such day’s overnight federal funds transactions, eurodollar transactions, and certain reported domestic deposits (as determined in such manner as the FRBNY shall set forth on its public website from time to time), as the overnight bank funding rate (which rate is, in general, published by the FRBNY on the FRBNY Business Day immediately succeeding such day), provided that if such day is not a Fed Funds Business Day, then the Overnight Bank Funding Rate shall be such rate as in effect on the Fed Funds Business Day immediately preceding such day, provided further that if the Overnight Bank Funding Rate as so determined for any day would be less than zero, such rate for such day shall be deemed to be zero for all purposes of this Agreement.

Credit Suisse Family of Funds

June 10, 2009

“Other Indebtedness” shall have the meaning given to such term in Section II(1)(d) hereof.

“Overnight Rate” means, as of any day, (a) 0.10% plus (b) the higher of (i) the Federal Funds Effective Rate as in effect on that day and (ii) the Overnight Bank Funding Rate as in effect on that day; provided that if either or both of such rates is less than zero, such rate(s) shall be deemed to be zero for purposes of this Agreement.

“Permitted Merger(s)” shall mean (a) the merger of one or more Funds with and into any other Fund, or (b) the merger of any fund series of any Borrower which is not a Fund hereunder with and into any Fund so long as the Fund is the survivor of such merger; provided that, in the case of any such merger pursuant to the foregoing clause (a) or (b), (i) the Borrower shall have provided written notice in reasonable detail to the Bank of its intention to effect such merger, together with a revised Appendix I hereto reflecting such merger, at least ten (10) Business Days prior to the effectiveness of such merger, and (ii) no Default or Event of Default shall exist or result from such merger (including, without limitation, any failure to satisfy the borrowing limitations contained in Section I(2) as a result thereof).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust (or series thereof) or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Prospectus” shall mean at any time the then current prospectus and statement of additional information of any Borrower or Fund.

“Sanctions” has the meaning set forth in Section II(2)(m).

“Specified Percentage” of a Fund shall mean the percentage listed next to such Fund on the attached Appendix I.

“Total Assets” shall mean, with respect to any Fund at any time, all assets of such Fund which in accordance with generally accepted accounting principles would be classified as assets on a balance sheet of such Fund at such time. For purposes of this definition, the value of each Fund’s assets shall be determined based upon the current market value thereof with reference to daily prices provided by independent pricing sources and otherwise in accordance with the Investment Company Act.

Credit Suisse Family of Funds

June 10, 2009

“Total Liabilities” shall mean, with respect to any Fund at any time, the aggregate amount of all items which would be set forth as liabilities on a balance sheet of such Fund at such time in accordance with generally accepted accounting principles.

“Uncommitted Credit Facility” shall mean any uncommitted, discretionary demand credit facility made available from time to time by the Bank to one or more of the Borrowers, on behalf of one or more of the Funds, as such credit facility may be in effect from time to time.

16.            Amended and Restated Agreement. This Agreement amends, restates supercedes and replaces in its entirety the Existing Loan Agreement. As a condition to the effectiveness hereof, the Borrowers, on behalf of their respective Funds, shall have paid to the Bank the aggregate principal amount of all loans, and all accrued and unpaid interest, if any, outstanding under the Existing Loan Agreement through the date hereof.

[Remainder of Page Intentionally Left Blank]

Credit Suisse Family of Funds

June 10, 2009

If the foregoing satisfactorily sets forth the terms and conditions of the Committed Line, please execute and return to the undersigned each of the Loan Documents and such other documents and agreements as the Bank may request. We are pleased to provide the Committed Line hereunder and look forward to the ongoing development of our relationship.

Sincerely,

STATE STREET BANK AND TRUST COMPANY, as Bank

By:
Name:
Title:

Acknowledged and Accepted:

CREDIT SUISSE COMMODITY STRATEGY FUNDS, on behalf of
its fund series as listed in Appendix I attached hereto

By:
Name:
Title:

CREDIT SUISSE OPPORTUNITY FUNDS, on behalf of
its fund series as listed in Appendix I attached hereto

By:
Name:
Title:

CREDIT SUISSE TRUST, on behalf of
its fund series as listed in Appendix I attached hereto

By:
Name:
Title:

Acknowledged:

STATE STREET BANK AND TRUST COMPANY,
as Custodian

By:

Title:

APPENDIX I

List of Borrowers and Funds

		Specified
	Custodian	Percentage
CREDIT SUISSE COMMODITY STRATEGY FUNDS, on behalf of:
Credit Suisse Commodity Return Strategy Fund	SSB[1]	20%

CREDIT SUISSE OPPORTUNITY FUNDS, on behalf of:
Credit Suisse Floating Rate High Income Fund	SSB	20%
Credit Suisse Managed Futures Strategy Fund	SSB	20%
Credit Suisse Multialternative Strategy Fund	SSB	25%
Credit Suisse Strategic Income Fund	SSB	20%

CREDIT SUISSE TRUST, on behalf of:
Commodity Return Strategy Portfolio	SSB	20%

1 State Street Bank and Trust Company as custodian

EXHIBIT A

PROMISSORY NOTE

$250,000,000.00	[Date]

Boston, Massachusetts

For value received, each of the undersigned hereby severally promises to pay to State Street Bank and Trust Company (the “Bank”), or order, at the office of the Bank at One Lincoln Street, Boston, Massachusetts 02111 in immediately available United States dollars, (A) in the case of all Borrowers on behalf of all Funds, other than Credit Suisse Opportunity Fund, acting on behalf of Credit Suisse Floating Rate High Income Fund, the principal amount of ONE HUNDRED AND TWENTY-FIVE MILLION AND 00/100 DOLLARS ($125,000,000), and (B) in the case of Credit Suisse Opportunity Fund, acting on behalf of Credit Suisse Floating Rate High Income Fund, the principal amount of TWO HUNDRED AND FIFTY MILLION AND 00/100 DOLLARS ($250,000,000.00), or such lesser original principal amount as shall be outstanding hereunder and not have been prepaid as provided herein, together with interest thereon as provided below. Each Loan shall be payable upon the earliest to occur of (a) the Expiration Date, (b) 60 calendar days following the date on which such Loan is made, or (c) the date on which such Loan otherwise becomes due and payable under the terms of the Loan Agreement referred to below, whether following the continuance of an Event of Default or otherwise. Interest on the unpaid principal amount outstanding hereunder shall be payable at the rates and at the times as set forth in the Loan Agreement and shall be computed as set forth in the Loan Agreement. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed, including holidays or other days on which the Bank is not open for the conduct of banking business.

All Loans hereunder and all payments on account of principal and interest hereof shall be recorded by the Bank. The entries on the records of the Bank (including any appearing on this Note), absent manifest error, shall govern and control as to amounts outstanding hereunder, provided that the failure by the Bank to make any such entry shall not affect the obligation of the undersigned to make payments of principal and interest on all Loans as provided herein and in the Loan Agreement.

Following the occurrence of an Event of Default, unpaid principal on any Loan, and to the extent permitted by applicable law, unpaid interest on any Loan, shall thereafter bear interest, compounded monthly and be payable on demand, until paid in full (after as well as before judgment) at a rate per annum equal to two percent (2%) above the rate otherwise applicable to such Loan under the Loan Agreement.

This Note is issued pursuant to, and entitled to the benefits of, and is subject to, the provisions of a certain letter agreement dated June 10, 2009 by and among the undersigned and the Bank (herein, as the same may from time to time be amended, restated, supplemented, modified or extended, referred to as the “Loan Agreement”), but neither this reference to the Loan Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the undersigned makers of this Note to pay the principal of and interest on this Note as herein provided. All terms not otherwise defined herein shall be used as defined in the Loan Agreement.

The undersigned may at its option prepay all or any part of the principal of this Note subject to the terms of the Loan Agreement. Amounts prepaid may be reborrowed subject to the terms of the Loan Agreement.

Each of the undersigned makers and every endorser and guarantor, if any, hereof hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement hereof and consents that this Note may be extended from time to time and that no such extension or other indulgence, and no substitution, release or surrender of collateral and no discharge or release of any other party primarily or secondarily liable hereon, shall discharge or otherwise affect the liability of any of the undersigned or any such endorser or guarantor. No delay or omission on the part of the Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder, and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

[Remainder of page intentionally left blank]

This instrument shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

WITNESS:	CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.

By:
Name:
Title:

WITNESS:	CREDIT SUISSE COMMODITY STRATEGY FUNDS, on behalf of its fund series as listed in Appendix I attached hereto

By:
Name:
Title:

WITNESS:	CREDIT SUISSE OPPORTUNITY FUNDS, on behalf of its fund series as listed in Appendix I attached hereto

By:
Name:
Title

WITNESS:	CREDIT SUISSE TRUST, on behalf of its fund series as listed in Appendix I attached hereto

By:
Name:
Title

SCHEDULE I TO NOTE DATED [DATE]

Date of	Amount of	Amount of Principal	Outstanding
Loan	Principal	Paid	Balance	Notation Made By

APPENDIX I

[To be completed at time of issuance]

EXHIBIT B

ADVANCE/PAYDOWN
REQUEST FORM

DATE:

TO:	STATE STREET BANK AND TRUST COMPANY

ATTN:	LOAN SERVICING UNIT
telephone 617-662-8577 or 617-662-8588; fax 617-988-6677
email ais-loanops-csu@statestreet.com

FROM:	[BORROWER][ on behalf of [FUND]]
(Fund # __________) (DDA #_______________ )

In connection with the letter agreement dated June 10, 2009 and related documents currently in effect with State Street Bank and Trust Company (as amended, collectively, the “Agreement”), please increase/reduce (circle one) the outstanding balance on behalf of the above-indicated Fund by $_________. Any requested Loan should be recorded on the books of the Fund with the Bank and interest payable to the Bank should be recorded at the agreed upon rate.

1.	This request is (check one): ☐ Loan Advance ☐ Paydown ☐ Overnight Rollover ☐

2.	The proceeds of any requested Loan shall be used only to the extent consistent with and not prohibited by the Prospectus, the terms of the Agreement and applicable laws and regulations, including, without limitation, Regulation U, and no Default of Event of Default has occurred under the Agreement.

3.	All of the representations and warranties of the undersigned Borrower and Fund set forth in Section II(2) of the Agreement are true and correct on and as of the date hereof.

4.	Each of the Borrower and the Fund is in compliance with all the terms and conditions in the Agreement (including the Maximum Amount and other borrowing limitations thereunder) and will remain in compliance therewith after giving effect to the making of any requested Loan.

5.	The following amounts and statements are true in connection with any requested Loan:

(a)Adjusted Net Assets of the Fund:

(i) Total Assets of the Fund	$
(ii) Total Liabilities (excluding Indebtedness for borrowed money) of the Fund*	$

* For purposes of calculating Adjusted Net Assets for any Fund, the amount of any liability included in liabilities shall be equal to the greater of (i) the outstanding amount of such liability and (ii) the fair market value of all assets pledged or otherwise segregated to secure such liability.

Each of the Borrowers listed
on Appendix I hereto
June 10, 2009
Page 2

(iii) without duplication, the value of any segregated assets or assets
		otherwise subject to any pledge or other encumbrance	$
		(iv) aggregate amount invested in subsidiaries of such Fund	$
		(v) item (a)(i) less item (a)(ii) less item (a)(iii) less item (a)(iv)	$

	(b)		Specified Percentage
of item (a)(v)		$

	(c)	(i) Beginning Loan Balance:	$
		(ii) Paydown Amount (if any):	$
		(iii) Requested Loan (if any)	$
		(iv) Requested Loans Balance ((i) minus (ii) or (i) plus (iii)):	$

	(d)	The aggregate outstanding principal amount of
	Indebtedness for borrowed money of the Fund (but including any loans under the Uncommitted Credit Facility, any overdrafts or loans from the Custodian) other than the Loans as of the date hereof		$

	(e)	Total Indebtedness for borrowed money ((c)(iv) plus (d)):
$

6.	The amount set forth in 5(e) above does not exceed the lesser of (a) the amount set forth in 5(b) above, or (b) the maximum amount which the relevant Fund is permitted to borrow (after taking into account all outstanding Indebtedness) pursuant to its Prospectus, the Investment Company Act or any registration made thereunder, any vote of the shareholders of the applicable Borrower or such Fund, any agreement of such Borrower or Fund with any foreign, federal, state or local securities division to which such Borrower or Fund is subject, any other applicable agreement or document to which such Borrower or Fund, is a party or any law, rule or regulation applicable to such Borrower or Fund.

7.	The amount set forth in 5(c)(iv) above does not exceed (A) in the case of all Funds, other than Credit Suisse Floating High Income Fund, $125,000,000 and (B) in the case of Credit Suisse Floating High Income Fund, the Committed Line Amount, and the aggregate principal amount of Loans outstanding to (X) all Borrowers on behalf of all Funds under the Agreement, other than the High Income Borrower, (after giving effect to the amount of any requested Loan) does not exceed $125,000,000 and (Y) the High Income Borrower (after giving effect to the amount of any requested Loan) does not exceed the Committed Line Amount.

8.	The undersigned is a duly authorized officer of the Borrower identified above with authority to execute and deliver this document to the Bank and request the Loan described herein on behalf of the Fund identified above.

Each of the Borrowers listed
on Appendix I hereto
June 10, 2009
Page 3

[BORROWER][, on behalf of [FUND]]

By:
Name:
Title
Date:

EXHIBIT C

INDEBTEDNESS

None.

EXHIBIT D

ENCUMBRANCES

None.

EXHIBIT E

LITIGATION

None.

EXHIBIT F

Monthly Status Report

for the month of ___________________________, 20__

TO:	State Street Bank and Trust Company,
party to that certain Loan Agreement,
dated as of June 10, 2009, as amended, among the Borrowers and the Bank

This report is being delivered pursuant to Section II(1)(h) of the Loan Agreement, dated as of June 10, 2009 (as amended and in effect from time to time, the “Loan Agreement”), among each of the investment companies registered under the Investment Company Act listed on Appendix I attached hereto (each, a “Borrower”), each acting on behalf of its respective Funds as specified from time to time on Appendix I hereto (each such fund series, a “Fund”); and State Street Bank and Trust Company, as the bank (the “Bank”). Capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement.

The undersigned hereby certifies to the Bank that the Borrower(s) or Fund(s) listed below, if any, have or are contemplating the following changes, including but not limited to, a change to their name, or elimination under the Loan Agreement, each as of the date(s) set forth below:

Name of Borrower(s)/Fund(s)	New Name (if applicable)	Effective Date (if
and Description of		anticipated, so indicate)
Contemplated Change

☐ Check here if no changes affecting the Loan Agreement occurred or envisioned as of below date.

The undersigned is an authorized officer of the Borrower.

DATE:
(Name of Borrower)
By:
Name:
Title: